Exhibit 4.4

Execution Version

FIFTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Fifth Amended and Restated Registration Rights Agreement (“Agreement”) is made and entered into as of August 17, 2011, by and among Entellus Medical, Inc., a Delaware corporation (the “Company”), the parties listed on Schedule 1 and such other parties as may from time to time become a party to this Agreement in accordance with the provisions of SECTIONS 9 and 10.10 (together with the parties on Schedule 1, each a “Holder,” and, collectively, the “Holders”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holders hereby acknowledge and agree as follows:

1. DEFINITIONS.

In this Agreement, all capitalized terms used herein but not otherwise defined shall have the meanings set forth in that certain Series E Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and the investors named therein (the “Series E Stock Purchase Agreement”). The following capitalized terms shall have the meanings as set forth herein:

1.1. “Affiliate” means any Person who controls, is controlled by or is under common control with any other Person or Persons. For the purposes of this definition, “control” has the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Commission” means the United States Securities and Exchange Commission, and any successor thereto.

1.4. “Common Stock” means the Company’s common stock, $.001 par value per share.

1.5. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

1.6. “Person” means all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures, governments, agencies, political subdivisions and other entities of whatever nature.

1.7. “Preferred Stock” means (a) shares of the Company’s Series A-1 Preferred and any shares of Series A-1 Preferred issued in payment of a dividend upon any share of Series A-1 Preferred, (b) shares of the Company’s Series B Preferred and any shares of Series B Preferred issued in payment of a dividend upon any share of Series B Preferred, (c) shares of the Company’s Series C Preferred and any shares of Series C Preferred issued in payment of a dividend upon any share of Series C Preferred, (d) shares of the Company’s Series D Preferred and any shares of Series D Preferred issued in payment of a dividend upon any share of Series D Preferred, (e) shares of the Company’s Series E Preferred and any shares of Series E Preferred issued in payment of a dividend upon any share of Series E Preferred and (f) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Preferred Stock.

1.8. “Registrable Common” means (a) any shares of Common Stock that have been issued or are issuable upon the conversion of the Preferred Stock, (b) any such shares of Common Stock held by an individual or entity that has been made a party to this Agreement under SECTION 9 to the extent provided when such rights are granted in compliance with this Agreement, and (c) any shares of Common Stock issued as a dividend, stock split, reclassification, recapitalization or other distribution with respect to or in exchange for or replacement of any Registrable Common; provided, however, that shares of Common Stock shall no longer be Registrable Common (i) when they shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration or sold by the Holder pursuant to Section 4(1) of the Securities Act or Rule 144, or (ii) if at any time after the

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Company’s initial public offering, (x) the Holder thereof holds one percent (1%) or less of the Company’s outstanding Common Stock (on an as-if-converted-to-Common-Stock basis), and (y) all such shares of Common Stock held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144.

1.9. “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

1.10. “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto.

1.11. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

2. REGISTRATION RIGHTS.

2.1. Required Registration.

2.1.1. If, at any time after the earlier to occur of (i) the third anniversary of the Closing Date, or (ii) six months after the initial public offering of the Company’s Common Stock, the Company receives a written request, from the record Holder or Holders of an aggregate of at least a majority in interest of the outstanding shares of Registrable Common for registration under the Securities Act of the Registrable Common (a “Registration Request”):

(a) the Company shall promptly give written notice to all other record Holders of Registrable Common that such registration is to be effected (“Registration Notice”); and

(b) subject to the limitations and requirements set forth in this SECTION 2.1, the Company shall use its best efforts to prepare and file a registration statement under the Securities Act, covering the Registrable Common held by holders of Preferred Stock that is the subject of the Registration Request and such additional Registrable Common for which it has received written requests to register by such other Holders within 45 days after the delivery of the Registration Notice, and shall use its best efforts to cause such registration statement to become effective as soon as is practicable after receipt of the Registration Request.

2.1.2. If the Company is required to use Form S-1, or its successor or substitute form (collectively, “Form S-1”), the Company shall be obligated to (a) proceed with filing the registration statement only if (i) at least 20% of the Registrable Common is to be included in the registration to be effected pursuant to the Registration Request and (ii) the anticipated gross offering proceeds based upon the public offering price per share (as proposed by the underwriters, if any) are at least $5,000,000 and (b) prepare, file and cause to become effective no more than two registration statements on Form S-1 pursuant to this SECTION 2.1. If the Company meets the requirements for using Form S-3, or its successor or substitute form (collectively, “Form S-3”), the Company shall be obligated to (a) proceed with filing the registration statement (without any requirement as to the percentage of Registrable Common included in such statement) but only if the anticipated gross offering proceeds based upon the public offering price per share are at least $500,000 and (b) prepare, file and cause to become effective no more than two registration statements on Form S-3 in any 12-month period.

2.1.3. If the Company shall furnish to such Holder(s) within 30 days of a Registration Request a certificate signed by the Chief Executive Officer of the Company stating that (i) the Company, pursuant to an action approved by the Board has already a present plan to commence preparation of a registration statement and to file the same within 90 days, or (ii) in the good faith judgment of the Board

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it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed on or before the date filing would be required under this Agreement and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period ending not later than 90 days from the date of the Chief Executive Officer’s certificate required herein, and provided further that, with respect to clause (ii) of this SECTION 2.1.3, the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered). The Company may delay a request for registration not more than once in any 12-month period.

2.1.4. The shares of Preferred Stock submitted for registration pursuant to a Registration Request shall be converted into Common Stock or such Holder(s) shall deliver a written commitment to the Company to convert such Preferred Stock into shares of Common Stock simultaneously with the closing of the offering covered by such registration statement.

2.1.5. If the Holders submitting the Registration Request (the “Initiating Holders”) intend to distribute the Registrable Common covered by such request by means of an underwriting, the Registration Request shall so indicate and the Company shall include such information in the Registration Notice. The Company shall select the underwriter, with the approval of at least a majority in interest of the Registrable Common held by the Initiating Holders, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this SECTION 2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require reducing the number of shares to be underwritten, then the number of shares of Registrable Common included in the underwriting shall be reduced pro rata among the security holders in each class of stock requesting such registration in the following order: (i) first, the shares of stock held by entities or persons who are not parties to this Agreement, until such shares are eliminated; and (ii) second, the Registrable Common held by the Holders requesting registration pursuant to SECTION 2.2, and (iii) third, the Registrable Common held by the Holders requesting registration pursuant to SECTION 2.1.

2.1.6. In the event that the Holders of at least a majority in interest of the Registrable Common for which registration has been requested pursuant to this SECTION 2.1 determine for any reason not to proceed with a registration at any time before a registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Registrable Common covered thereby, and, unless the withdrawal is based on a materially adverse change in the condition, business or prospects of the Company from that provided in the public disclosure of the Company at the time of receipt of the Registration Request, the Holders of such Registrable Common agree to bear their own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Registrable Common (in which case all Participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), and if such Holders in fact so reimburse the Company, then the Holders of such Registrable Common shall not be deemed to have exercised their right to require the Company to register Registrable Common pursuant to this SECTION 2.1.

2.1.7. If, at the time a Registration Request is received by the Company, the Company has already determined (by the vote or written consent of the Board) to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the Company’s proposed offer and sale for cash of its securities, the Registration Request shall be deemed to have been given pursuant to SECTION 2.2 rather than this SECTION 2.1, and the rights and obligations of the Holders and the Company with respect to the Registration Request shall be governed by SECTION 2.2.

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2.2. Incidental Registration.

2.2.1. Each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than in response to a Registration Request or a registration on Form S-8 or Form S-4 or their equivalents), the Company shall give written notice of its determination to all record Holders of Registrable Common (a “Participation Notice”). Upon the written request of a record Holder of any Registrable Common given within 20 days after receipt of a Participation Notice, the Company will, except as herein provided and subject to the provisions of SECTIONS 2.2.3 and 2.3, cause all such Registrable Common, the record Holders of which have so requested registration thereof, to be included in such registration statement, provided that the shares of Preferred Stock submitted for registration shall be converted into Common Stock in such registration statement or such Holder shall deliver a written commitment to the Company to convert such Preferred Stock into shares of Common Stock immediately prior to the closing of the offering covered by such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Common to be so registered. If any registration pursuant to this SECTION 2.2 shall be underwritten in whole or in part, the Company may require that the Registrable Common requested for inclusion pursuant to this SECTION 2.2 be included in the underwriting on the same customary terms and conditions as the securities otherwise being sold through the underwriters.

2.2.2. Nothing contained in this Agreement shall prevent the Company from, at any time, abandoning or delaying any such registration initiated by it. If the Company determines not to proceed with a registration after the registration statement has been filed with the Commission and the Company’s decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by the Company, the Company shall promptly complete the registration for the benefit of those selling security Holders who wish to proceed with a public offering of their securities and who bear all expenses incurred by the Company thereafter as the result of such registration arising after the Company has decided not to proceed (in which case all Participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that such selling security Holders shall not be required to bear the expense of such registration if such registration qualifies as a required registration pursuant to SECTION 2.1 and limitations regarding the number of such required registrations have not been exceeded.

2.2.3. If in the good faith judgment of the managing underwriter of any such public offering, the inclusion of all of the Registrable Common originally covered by a request for registration pursuant to this SECTION 2.2 would interfere with the successful marketing of the shares of stock offered by the Company, the shares of stock otherwise to be included in the underwritten public offering shall be reduced pro rata among the security holders in each class of stock requesting such registration in the following order: (i) first, the shares of stock held by entities or persons who are not parties to this Agreement, until such shares are eliminated; and (ii) second, the Registrable Common held by the Holders requesting registration pursuant to this SECTION 2.2.

2.3. Underwriting Arrangements Applicable to Required and Incidental Registrations. The right of any Holder to include Registrable Common in any underwritten registration pursuant to this Agreement shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Common in the underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

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3. REGISTRATION PROCEDURES. When the Company is required by the terms of this Agreement to effect the registration of Registrable Common under the Securities Act, the Company will do the following:

3.1. Filing. Prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, provided, however, such period shall not exceed the completion by the underwriters of the distribution pursuant to such registration statement (or the sale of all of the Registrable Common by the Holders included in such registration statement pursuant to other transactions).

3.2. Period of Effectiveness. Prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities; provided, however, such period shall not exceed the earlier to occur of (i) the completion by the underwriters of the distribution pursuant to such registration statement (or the sale of all of the Registrable Common by the Holders included in such registration statement pursuant to other transactions) or (ii) (A) six months for any registration statement pursuant to which any of the Registrable Common are being offered exclusively or (B) 90 days for any registration statement pursuant to which shares of Common Stock are being offered for the account of the Company along with any of the Registrable Common.

3.3. Copies. Furnish to the Holders participating in such registration (each a “Participating Holder” and, collectively, the “Participating Holders”) and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

3.4. Blue Sky. Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such Participating Holders may reasonably request in writing, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified.

3.5. Notification. Notify the Participating Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

3.6. Amendment Notice. Notify the Participating Holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information.

3.7. Amendment. Prepare and file with the Commission, promptly upon the request of one or more Participating Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Participating Holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Common by such Participating Holders.

3.8. Update. Prepare and promptly file with the Commission and promptly notify the Participating Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

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3.9. Stop Orders. Advise the Participating Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

3.10. Compliance Issues.

3.10.1. Comply with all applicable rules and regulations of the Commission, and make available to each Participating Holder an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act; provided, that the Company will be deemed to have complied with the portion of this SECTION 3.10.1 that requires making an earnings statement available if it has satisfied the provisions of Rule 158 under the Securities Act.

3.10.2. Refrain from filing any amendment or supplement to such registration statement or prospectus to which at least a majority in interest of the Registrable Common held by the Participating Holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations promulgated thereunder, after having been furnished with a copy thereof at least two business days prior to the filing thereof (provided, however, that any reports filed pursuant to the Exchange Act need not be reviewed nor approved by such Participating Holders), unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law.

3.11. Opinion of Counsel, Comfort Letter. At the request of one or more Participating Holders, furnish (i) a legal opinion of its counsel, dated as of the closing date of the offering, addressed to the underwriters, if any, and to the Participating Holders making such request; and (ii) customary “cold comfort letters” from its independent certified public accountants, dated as of the closing date of the offering, addressed to the underwriters, if any, and to the Participating Holders making such request, in each case in form and substance as is customary in an underwritten public offering.

3.12. Agreements. Enter into agreements and in connection therewith:

3.12.1. make such representations and warranties to each Participating Holder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

3.12.2. if requested, provide indemnification in accordance with the provisions and procedures of SECTION 5 to all parties to be indemnified pursuant to said section; and

3.12.3. deliver such documents and certificates as may be reasonably requested by the Participating Holders and the managing underwriter(s), if any, to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

3.13. Inspection Rights. Provide each Participating Holder, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by such Participating Holder or underwriter (collectively, the “Inspectors”) reasonable access, during normal business hours and upon prior notification, to appropriate officers of the Company and the Company’s subsidiaries to ask questions and to obtain information reasonably requested by any such Inspector and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates as may be reasonably necessary to enable them to exercise their due diligence responsibilities.

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3.14. Listing on Exchange. Cause all such Registrable Common to be listed on any eligible securities exchange on which the Company’s common stock is then listed, if such Registrable Common is not already so listed and if such listing is then permitted under the rules of an eligible securities exchange, and to provide a transfer agent and registrar and a CUSIP number for such Registrable Common covered by such registration statement no later than the effective date of such registration statement.

4. EXPENSES. With respect to each registration requested pursuant to SECTION 2.1 (except as otherwise provided in such Section) and with respect to each inclusion of Registrable Common in a registration statement pursuant to SECTION 2.2 (except as otherwise provided in such Section), the Company shall bear all of the fees, costs and expenses incurred with respect to any registration statement, including but not limited to the following fees, costs and expenses: all registration, filing and NASD fees, exchange listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and or Participating Holders are required to bear such fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, the reasonable fees and disbursements of one special counsel for the Participating Holders (selected by the Participating Holders holding at least a majority in interest of the Registrable Common included in the registration), reasonable expenses relating to all marketing and promotional efforts requested by the managing underwriter, and the premiums and other costs of policies of insurance obtained by the Company against liability (if any) arising out of such public offering; provided, however, that the Company shall not be required to bear expenses of more than one special counsel for the Participating Holders. All other fees and disbursements of any accountants or advisors for the Participating Holders, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the Participating Holders shall be borne by such Participating Holders.

5. INDEMNIFICATION. In the event that any Registrable Common is included in a registration statement under SECTION 2.1 or 2.2:

5.1. Indemnification by Company. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Participating Holder, its directors and officers, and any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such Holder and each such underwriter and controlling Person with respect to, any and all loss, damage, liability (collectively, “Losses”) to which such Holder or any such underwriter or controlling Person may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to each Participating Holder, underwriter or controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto (including any “issuer free writing prospectus” as defined in Rule 433 of the Securities Act or offering circular), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or which arise out of or are based upon any violation by the Company of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law applicable to the Company in connection with any such registration, qualification, or compliance of any shares of Registrable Common; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling Person in writing specifically for use in the preparation thereof, provided however, that the indemnity agreement in this SECTION 5.1 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and that the foregoing indemnity obligation with respect to any preliminary prospectus shall not

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inure to the benefit of any Holder on account of any Loss whatsoever arising from the sale of any Registrable Common by such Participating Holder to any person if (A) a copy of the final prospectus (as amended or supplemented if such amendments or supplements shall have been furnished to such Holder prior to the confirmation of the sale involved) shall not have been sent or given by or on behalf of such Holder to such person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus from which such Loss arose was corrected in the final prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid).

5.2. Indemnification by Holders. To the fullest extent permitted by law, each Participating Holder will indemnify and hold harmless the Company (such Participating Holder so indemnifying, to be known as an “Indemnifying Holder”), each of its directors, each of its officers who has signed the subject registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Participating Holder selling securities pursuant to such registration statement, any controlling Person of any such Participating Holder, any underwriter and any controlling Person of any such underwriter (including any broker or dealer through whom such of the shares may be sold) (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which such Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and the Indemnifying Holder will pay to each Indemnitee any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto (including any “issuer free writing prospectus” as defined in Rule 433 of the Securities Act or offering circular), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by such Indemnifying Holder specifically for use in the preparation thereof, and provided, however, that the indemnity in this SECTION 5.2 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Indemnifying Holder, which consent shall not be unreasonably withheld; provided, however, that such Indemnifying Holder shall not, without approval of each party being indemnified pursuant to this SECTION 5.2, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability with respect to such claim or litigation; and provided further, that the foregoing indemnity obligation with respect to any preliminary prospectus shall not inure to the benefit of the Company on account of any Loss whatsoever arising from the sale of any Registrable Common by a Participating Holder to any person if (A) a copy of the final prospectus (as amended or supplemented if such amendments or supplements shall have been furnished to such Participating Holder prior to the confirmation of the sale involved) shall not have been sent or given by the Company on behalf of such Participating Holder to such person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus from which such Loss arose was corrected in the final prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid); provided, further that the obligations of each Participating Holder under this SECTION 5.2 shall be limited to an amount equal to the proceeds to such Participating Holder as contemplated herein, unless such Loss resulted from such Participating Holder’s actual fraud in connection with such registration.

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5.3. Indemnification Procedures. Promptly after receipt by a party entitled to indemnification pursuant to this SECTION 5 (each, an “Indemnified Party”) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification pursuant to this Section (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement thereof; but the omission to provide such notice will not relieve the Indemnifying Party from any liability hereunder, except to the extent that the delay in giving, or failing to give, such notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim. In case such action is brought against an Indemnified Party, the Indemnifying Party shall have the right to participate in and, at the Indemnifying Party’s option, to assume the defense thereof, singly or jointly with any other Indemnifying Party similarly notified, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded based on advice of counsel that there may be legal defenses available to any Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select counsel to participate in the defense of such action on behalf of such Indemnified Party at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be responsible for the expense of only one such special counsel selected jointly by the Indemnified Parties, if there is more than one Indemnified Party, unless there is a conflict of interest which would prevent the use of one counsel, in which case the Indemnifying Party will be responsible for the expense of additional counsel for the Indemnified Party or Parties that so require additional counsel. After notice from an Indemnifying Party to any Indemnified Party of such Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party pursuant to this SECTION 5 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnified Party shall have employed counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.

5.4. Contribution. If the indemnification provided for in SECTION 5.1 or SECTION 5.2 above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified parties, on the other hand, in connection with the statements or omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The parties hereto acknowledge and agree that it would not be just and equitable if contribution pursuant to this SECTION 5.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this SECTION 5.4, no Holder shall be required to contribute any amount in excess of the net proceeds from the sale of such Holder’s Registrable Common in the offering.

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 9

No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company may require, as a condition to including any Registrable Common of a Holder in any registration statement filed pursuant to SECTION 2.1 or SECTION 2.2 hereof, that the Company shall have received an undertaking satisfactory to it from such Holder, severally and not jointly, to contribute to the amount paid or payable by an indemnified party hereunder as and to the extent set forth in this SECTION 5.4, and each such Holder hereunder shall promptly provide such undertaking upon request.

6. EXCEPTIONS TO AND TERMINATION OF REGISTRATION OBLIGATIONS. The Company shall not be obligated to cause a registration pursuant to SECTION 2.1 to be declared effective (i) during the 180 day period commencing with the date of the Company’s Qualified Public Offering (as defined in the Company’s certificate of incorporation, as may be amended from time to time (the “Certificate of Incorporation”)) or other initial public offering approved by the affirmative vote of at least a majority in interest of the then outstanding shares of the Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis (a “Permitted IPO”) or (ii) if the Company has delivered to the holders of the Registrable Common within 30 days of any Registration Request notice permitted by SECTION 2.1.3 and so files within such period described in the notice. This Agreement, and the registration rights set forth herein, shall terminate upon the earlier to occur of (a) the expiration of five years following the Company’s Qualified Public Offering (or, if earlier, a Permitted IPO) or (b) with respect to any Holder of the Registrable Common, if at any time after the Company’s Qualified Public Offering (or, if earlier, a Permitted IPO), (i) the Holder thereof holds one percent (1%) or less of the Company’s outstanding Common Stock (on an as-if-converted-to-Common-Stock basis), and (ii) all such shares of Common Stock held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144.

7. COOPERATION. Any Participating Holder whose Registrable Common are to be included in a registration statement, to be filed either pursuant to a demand or as part of a Company registration agrees to cooperate with all reasonable requests by the Company necessary to effectuate the purposes of this Agreement, including a request by the Company for the timely provision of all information necessary to file such registration statement.

8. “MARKET STAND-OFF” AGREEMENT. Each Holder hereby agrees that, following the effective date of the initial registration of the Company’s securities under the Securities Act, for the period of time and to the extent reasonably requested by the underwriter(s) and the Company, such Holder shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by such Holder, directly or indirectly, except securities covered by the registration statement and transfers to donees who agree to be similarly bound; provided however, that (i) the executive officers and directors of the Company, as well as each holder of at least 1% of the Company’s Common Stock (including all shares of Common Stock issuable upon conversion or exercise of convertible securities, options or warrants), shall have agreed to be bound by substantially the same terms and conditions, (ii) the time period requested for such market stand-off shall not exceed 180 days (unless the Company’s underwriters request an extension of such period in order to comply with the rules of any securities exchange on which the Company’s Common Stock is proposed to be listed, but in no event shall such extension exceed thirty four (34) days) and (iii) the restriction shall not apply to a registration relating solely to employee, consultant or advisor benefit plans on Form S-1 or Form S-8 (or similar forms promulgated after the date hereof) or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act on Form S-4 (or similar forms promulgated after the date hereof). The Company may impose stop-transfer instructions during such stand-off period with respect to the securities of each Holder subject to this restriction if necessary to enforce such restrictions. Each Holder further agrees to execute such agreements as may be reasonably

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 10

requested by the underwriters in connection with the initial registration of the Company’s securities that are consistent with this SECTION 8 or that are necessary to give further effect thereto. To the extent the Company releases any security holder from the restrictions described in this SECTION 8 (or other similar restrictions), the Company will proportionately release the Holders from the restrictions described in this SECTION 8.

9. LIMITATIONS ON ADDITIONAL REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the consent of the Holders of at least a majority in interest of the Registrable Common, enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities except for agreements granting new registration rights which (i) are subordinate to the registration rights granted hereunder, (ii) would not reduce the number of shares of Registrable Common that the existing Holders are entitled to include in any registration (including registrations under SECTION 2.2), and (iii) prohibit such holders from making a demand for registration that could result in such registration statement being declared effective prior to six months after the date of the Company’s initial public offering or within 180 days of the effective date of any registration effected pursuant to SECTION 2.1. Any party that is granted equal or subordinate registration rights pursuant to this SECTION 9 may be made a party to this Agreement.

10. MISCELLANEOUS.

10.1. Waivers, Amendments and Approvals. In each case in which the approval of the Holders is required by the terms of this Agreement, such requirement shall be satisfied by a vote or the written action of Holders of at least a majority in interest of the Registrable Common, unless a different percentage is specifically required by the terms of this Agreement. Any term or provision of this Agreement requiring performance by or binding upon the Company or the Holders may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and the Holders of at least a majority in interest of the Registrable Common. Notwithstanding the foregoing, in no event shall any provision hereof be amended, modified, supplemented, or waived in a manner that adversely affects any Holder or Holders in a manner different from the other Holders without the prior written consent of the Holder(s) so affected. No Holder shall be deemed to be adversely affected in a manner different from another Holder solely because of the number of shares held by such Holder. Any amendment or waiver effected in accordance with this SECTION 10.1 shall be binding upon the Holders (including permitted assigns pursuant to SECTION 10). The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default. Written notice of any such waiver, consent or agreement of amendment, modification or supplement shall be given to the record Holders of Registrable Common who did not give written consent thereto. Notwithstanding the foregoing, any party to this Agreement may waive any of its rights hereunder without the consent of any other party.

10.2. Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in SECTION 10.1.

10.3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or mailed first-class postage prepaid, registered or certified mail, or dispatched by recognized delivery service or via facsimile, as follows:

to a Holder, at the address set forth on Schedule 1, as the same may be amended from time to time;

with a copy (which shall not constitute notice to a Holder) to:

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 11

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402-3901

Attn: W. Morgan Burns

Tel: (612) 766-7136

Fax: (612) 766-1600

and a copy (which shall not constitute notice to an Investor) to:

Ober|Kaler

Attorneys at Law

120 East Baltimore Street

Baltimore, Maryland 21202

Attn: Kevin M. Robertson

Tel: (410) 347-7302

Fax: (443) 263-7502

and a copy (which shall not constitute notice to an Investor) to:

K&L GATES LLP

70 W. Madison St., Ste. 3100

Chicago, IL 60602-4207

Attn: Bruce A. Zivian

Tel: (312) 807-4434

Fax: (312) 827-7074

and a copy (which shall not constitute notice to an Investor) to:

ROPES & GRAY LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attn: Patrick O’Brien

Tel: (617) 951-7527

Fax: (617) 235-0392

to the Company, to:

ENTELLUS MEDICAL, INC.

6705 Wedgwood Ct. North

Maple Grove, MN 55311

Attn: Brian E. Farley, CEO

Tel: (763) 463-1595

Fax: (763) 463-1599

with a copy (which shall not constitute notice to the Company) to:

OPPENHEIMER WOLFF & DONNELLY LLP

45 S. Seventh Street, Suite 3300

Minneapolis, MN 55402-1609

Attn: D. William Kaufman

Tel: (612) 607-7485

Fax: (612) 607-7100

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 12

10.4. Survival of Representations, Warranties, Agreements, Etc. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement.

10.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.6. Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

10.7. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

10.8. Entire Agreement. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation the Term Sheet for Series E Preferred Stock Financing of Entellus Medical, Inc., dated as of June 29, 2011, by and between Tyco Healthcare Group, LP d/b/a Covidien and the Company. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.9. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.10. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and permitted assigns of the parties hereto, including the holder or holders from time to time of any of the Preferred Stock or the Conversion Shares (as such term is defined in that certain Fifth Amended and Restated Investors Rights Agreement, dated as of the date hereof, by and among the Company and the investors named therein (the “Investors Rights Agreement”)). Notwithstanding the foregoing, a successor or assign of a Holder shall not be regarded as a “Holder” hereunder unless such transferee (i) acquires at least 50,000 shares of Preferred

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 13

Stock or the Common Stock equivalent (subject to appropriate adjustment for any stock dividends, stock splits, subdivisions, reorganizations and other capitalization changes effected after the Closing Date), or (ii) is an Affiliate of a Holder (including but not limited to an affiliated fund managed by the same manager, managing member, general partner or management company, or by an entity controlling, controlled by, or under common control with such manager, managing member, general partner or management company (each an “Affiliated Entity”)). Subject to any applicable securities laws, the Company will take reasonable actions to effectuate transfers to permitted assigns.

10.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws principles.

10.12. Venue. Each of the parties hereby consents to the exclusive jurisdiction of the Federal and state courts located in Hennepin and Ramsey Counties in Minnesota (and of the appropriate appellate courts therefrom) in any suit, action or proceeding arising out of, or relating to, this Agreement or the breach, termination, invalidity or performance thereof. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 10.3. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

10.13. Counterparts. This Agreement may be executed by facsimile signature and concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.14. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any section shall include a reference to every section the number of which begins with the number of the section to which reference is specifically made (e.g., a reference to SECTION 10 shall include a reference to SECTION 10.1 through SECTION 10.16 inclusive). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. A reference to a section means a section of this Agreement, unless the context expressly otherwise requires.

10.15. Aggregation of Stock. All shares of Preferred Stock and Conversion Shares (as such term is defined in the Investors Rights Agreement) held or acquired by entities or persons controlled by, or under common control with, a Holder (including Affiliated Entities) shall be aggregated together for purposes of determining the availability of rights under this Agreement.

10.16. Additional Rights of Investor. Except as provided for in SECTION 10.1 regarding actions under the Agreement requiring a vote or consent of at least a majority in interest of the outstanding shares of Preferred Stock, the Holders shall have the absolute right to exercise or refrain from exercising any right or rights which the Holders may have by reason of this Agreement or any security, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and the Holders shall not incur any liability to any other or with respect to exercising or refraining from exercising any such right or rights.

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 14

10.17. Prior Agreement. That certain Fourth Amended and Restated Registration Rights Agreement, dated as of November 12, 2009, by and among the Company and the holders named therein is hereby terminated and superseded in its entirety by this Agreement.

[Remainder of page left blank intentionally –signature page follows]

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Page 15

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.

COMPANY:	ENTELLUS MEDICAL, INC.

	By:	/s/ Brian E. Farley
Brian E. Farley Chief Executive Officer

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	SPLIT ROCK PARTNERS, LP By: Split Rock Partners Management, LLC Its: General Partner

	By:	/s/ Joshua Baltzell
	Name:	Joshua Baltzell
	Its:	Managing Director

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	SV LIFE SCIENCES FUND IV, L.P. By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	SVLSF IV, LLC, Member

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P., By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner, By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	SVLSF IV, LLC, Member

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	INTERNATIONAL BIOTECHNOLOGY TRUST PLC

	By:	/s/ Nick Coleman
	Name:	Nick Coleman
	Its:	Authorized Signatory

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	GREENSPRING GLOBAL PARTNERS III, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-A, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-B, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING HEALTHCARE I, L.P. By: Greenspring GP (Healthcare), L.P. By: Greenspring GP (Healthcare), LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING CROSSOVER VENTURES I, L.P. By: Greenspring Crossover I GP, L.P. By: Greenspring Crossover I GP, LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

HOLDERS:	COVIDIEN GROUP S.A.R.L.

/s/ Michelangelo F. Stefani
	By:	Michelangelo F. Stefani
	Its:	General Manager

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Signature Page

SCHEDULE 1

LIST OF HOLDERS

Split Rock Partners, LP	Greenspring Global Partners III, L.P. (f/k/a
10400 Viking Drive, Suite 550	Montagu Newhall Global Partners III, L.P.)
Eden Prairie, MN 55344	Greenspring Global Partners III-A, L.P. (f/k/a
Attention: Lisa Corbin	Montagu Newhall Global Partners III-A, L.P.)
Tel: (952) 995-7474	Greenspring Global Partners III-B, L.P. (f/k/a
Fax: (952) 995-7475	Montagu Newhall Global Partners III-B, L.P.)
Greenspring Crossover Ventures I, L.P. (f/k/a
Fred B. Dinger, III	Montagu Newhall Crossover Ventures I, L.P.)
332 Box Oak	Greenspring Healthcare I, L.P. (f/k/a Montagu
San Antonio, TX 78230	Newhall Healthcare I, L.P.)
Tel: (210) 316-7739	100 Painters Mill Road, Suite 700
Owings Mills, MD
International Life Sciences Fund III (LP1) L.P.	Attn. Eric Thompson
International Life Sciences Fund III (LP2) L.P.	Tel: (410) 363-2725
International Life Sciences Fund III Co-	Fax: (410) 363-9075
Investment, L.P.
International Life Sciences Fund III Strategic	Essex Woodlands Health Ventures
Partners L.P.	Fund VIII, L.P.
SV Life Sciences Fund IV, L.P.	Essex Woodlands Health Ventures
SV Life Sciences Fund IV Strategic Partners	Fund VIII-A, L.P.
L.P.	Essex Woodlands Health Ventures
One Boston Place	Fund VIII-B, L.P.
201 Washington Street	335 Bryant Street
Suite 3900	3rd Floor
Boston, MA 02108	Palo Alto, CA 94301
Attn. Denise Marks	Attention: Guido Neels
Tel: (617) 367-8100	Tel: (650) 543-1555
Fax: (617) 367-1590	Fax: (650) 327-9755

International Biotechnology Trust Plc	Covidien Group S.a.r.l.
55 Moorgate	3b, bd Prince Henri
London	Luxembourg L-1724 Luxembourg
EC2R 6PA	Attn: General Manager
UK
Attention: Nick Coleman	With a copy to:
Tel: +44 20 7421 7053
Fax: +44 20 7421 7077	Covidien
15 Hampshire Street
Mansfield, MA 02048
Attn: Chief Mergers & Acquisitions Counsel

Entellus Medical, Inc.: Fifth Amended and Restated Registration Rights Agreement	Schedule 1